Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
FGL Holdings:

We consent to the incorporation by reference in the registration statement (No. 333-222232) on Form S-3 and in the registration statement (No. 333-223085) on Form S-8 of FGL Holdings of our report dated March 15, 2018, with respect to the consolidated balance sheets of FGL Holdings and subsidiaries as of December 31, 2017 (Successor Company balance sheet) and of Fidelity & Guaranty Life and subsidiaries as of September 30, 2017 and 2016 (Predecessor Company balance sheets), the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the period from December 1, 2017 to December 31, 2017 (Successor Company operations), the period from October 1, 2017 to November 30, 2017, and for each of years in the three-year period ended September 30, 2017 (Predecessor Company operations), and the related notes and financial statement schedules I to IV (collectively, the consolidated financial statements), which report appears in the December 31, 2017 annual report on Form 10-K of FGL Holdings.

/s/ KPMG LLP
Des Moines, Iowa
March 15, 2018